Exhibit 99.1

News Release For more information, please contact: MEDIA: Mike Cummins 312-549-5257 Michael.Cummins@conagra.com INVESTORS: Melissa Napier 312-549-5738 IR@conagra.com

F O R I M M E D I A T E R E L E A S E

CONAGRA BRANDS REPORTS first QUARTER RESULTS

CHICAGO, October 6, 2022— Today Conagra Brands, Inc. (NYSE: CAG) reported results for the first quarter of fiscal year 2023, which ended on August 28, 2022. All comparisons are against the prior-year fiscal period, unless otherwise noted.

Highlights

●	First quarter net sales increased 9.5%; organic net sales increased 9.7%
●	Operating margin in the quarter was (0.7%); adjusted operating margin was 13.7%
●	Diluted loss per share for the first quarter was $0.16, and adjusted earnings per share (EPS) was $0.57
●	First quarter operating margin, net income, and diluted EPS were impacted by non-cash goodwill and intangible asset impairment charges, primarily driven by an increased discount rate
●	The company is reaffirming its fiscal 2023 guidance reflecting:
○	Organic net sales growth of 4% to 5% compared to fiscal 2022
○	Adjusted operating margin of approximately 15%
○	Adjusted EPS growth of 1% to 5% compared to fiscal 2022

CEO Perspective

Sean Connolly, president and chief executive officer of Conagra Brands, commented, "The strength of our brands and continued execution of the Conagra Way playbook resulted in strong sales and adjusted operating profit results during the first quarter. We continued to deliver improved service and productivity as we navigate ongoing inflationary pressures and industry-wide supply chain challenges. Our strong start to fiscal 2023 reaffirms our confidence in our outlook for the balance of the fiscal year as we remain focused on generating value for our shareholders."

Total Company First Quarter Results

In the quarter, net sales increased 9.5% to $2.9 billion. The increase in net sales primarily reflects:

●	a 0.2% decrease from the unfavorable impact of foreign exchange; and
●	a 9.7% increase in organic net sales.

The 9.7% increase in organic net sales was driven by a 14.3% improvement in price/mix, which was partially offset by a 4.6% decrease in volume. Price/mix was driven by the company’s inflation-driven pricing actions that were reflected in the marketplace throughout the quarter. The volume decrease was primarily a result of the elasticity impact from inflation-driven pricing actions; however, the elasticity impact was favorable to expectations.

CONAGRA BRANDS

Gross profit increased 7.0% to $720 million in the quarter, and adjusted gross profit increased 7.1% to $723 million. First quarter gross profit benefited from higher organic net sales and supply chain realized productivity which more than offset the negative impacts of cost of goods sold inflation of 15%, unfavorable operating leverage, and continued elevated supply chain operating costs. Gross margin decreased 58 basis points to 24.8% in the quarter, and adjusted gross margin decreased 54 basis points to 24.9%.

Selling, general, and administrative expense (SG&A), which includes advertising and promotional expense (A&P), increased 139.1% to $742 million in the quarter primarily due to $386 million of non-cash goodwill and brand impairment charges. These charges were largely driven by an increased discount rate given the current interest rate environment. Adjusted SG&A, which excludes A&P, increased 10.5% to $263 million driven by increased incentive compensation compared to the prior year quarter.

A&P expense of $62 million in the quarter was flat to the prior year period.

Net interest expense was $97 million in the quarter. Compared to the prior-year period, net interest expense increased 3.0% or $3 million, primarily due to a higher weighted average interest rate on outstanding debt.

The average diluted share count in the quarter was 481 million shares. During the first quarter, the Company repurchased approximately 1.4 million shares of its common stock for approximately $50 million.

In the quarter, net loss attributable to Conagra Brands was $78 million, or $0.16 per diluted share. Adjusted net income attributable to Conagra Brands increased 14.2% to $275 million, or $0.57 per diluted share. The increase was driven primarily by the increase in gross profit and a strong performance from the company’s Ardent Mills joint venture.

Adjusted EBITDA, which includes equity method investment earnings and pension and postretirement non-service income, increased 9.1% to $547 million in the quarter, primarily driven by the increase in adjusted gross profit and a strong performance from the company’s Ardent Mills joint venture, slightly offset by lower pension income.

Grocery & Snacks Segment First Quarter Results

Reported and organic net sales for the Grocery & Snacks segment increased 10.5% to $1.2 billion in the quarter.

In the quarter, price/mix increased 16.6% and volume decreased 6.1%. Price/mix was driven by favorability in inflation-driven pricing coupled with favorable brand mix. The volume decline was primarily due to the elasticity impact from inflation-driven pricing actions. In the quarter, the company gained share in snacking categories including meat snacks and microwave popcorn, and staples categories including syrup and Asian sauces and marinades.

Operating profit for the segment increased 16.0% to $250 million in the quarter. Adjusted operating profit increased 15.4% to $254 million as higher organic net sales and supply chain realized productivity more than offset the negative impacts of cost of goods sold inflation, continued elevated supply chain operating costs, unfavorable operating leverage, and increased SG&A.

Refrigerated & Frozen Segment First Quarter Results

Reported and organic net sales for the Refrigerated & Frozen segment increased 9.6% to $1.2 billion in the quarter.

In the quarter, price mix increased 12.1% and volume decreased 2.5%. The price/mix increase was driven by favorability in inflation-driven pricing. The volume decline was primarily due to the elasticity impact from inflation-driven pricing. In the quarter, the company gained share in categories such as frozen single serve meals, plant-based protein, and frozen breakfast.

CONAGRA BRANDS

Operating loss for the segment was $216 million in the quarter primarily driven by the impairment charges discussed in further detail below. Adjusted operating profit increased 8.0% to $176 million as higher organic net sales and supply chain realized productivity more than offset the negative impacts of cost of goods sold inflation, continued elevated supply chain operating costs, increased SG&A, and unfavorable operating leverage.

International Segment First Quarter Results

Net sales for the International segment decreased 1.3% to $234 million in the quarter reflecting:

●	a 2.3% decrease from the unfavorable impact of foreign exchange; and
●	a 1.0% increase in organic net sales.

On an organic net sales basis, price/mix increased 8.4% and volume decreased 7.4%. The price/mix increase was driven by inflation-driven pricing. Volume decreased primarily due to the elasticity impact from inflation-driven pricing actions.

Operating profit for the segment decreased 21.2% to $27 million in the quarter. Adjusted operating profit decreased 21.4% to $27 million as the benefits from higher organic net sales and supply chain realized productivity were more than offset by the negative impact of cost of goods sold inflation and unfavorable operating leverage.

Foodservice Segment First Quarter Results

Reported and organic net sales for the Foodservice segment increased 14.6% to $275 million in the quarter.

In the quarter, price/mix increased 18.8% and volume decreased 4.2%. The price/mix increase was driven by favorability in inflation-driven pricing. The volume decline was primarily due to the elasticity impact from inflation-driven pricing actions.

Operating profit for the segment decreased 94.1% to $1 million and adjusted operating profit increased 5.5% to $22 million in the quarter as the benefits of higher organic net sales and supply chain realized productivity more than offset the impacts of cost of goods sold inflation, elevated supply chain operating costs, and unfavorable operating leverage.

Other First Quarter Items

During the first quarter, the Company reorganized its reporting structure for certain brands within two reporting units in the Refrigerated & Frozen segment to increase brand management efficiencies. In connection with those changes and in accordance with U.S. GAAP, the company also evaluated goodwill for impairment, resulting in $386 million of goodwill and brand impairment charges in SG&A expenses with $244 million associated with the Bird's Eye brand name.

Corporate expenses increased 29.3% to $84 million in the quarter and adjusted corporate expense increased 27.9% to $80 million in the quarter driven by increased incentive compensation compared to the prior year quarter.

Pension and post-retirement non-service income was $6 million in the quarter compared to $16 million of income in the prior-year period.

In the quarter, equity method investment earnings were $49 million. The $29 million increase was primarily driven by favorable market conditions for the Ardent Mills joint venture, and the venture’s effective management through recent volatility in the wheat markets.

In the quarter, the effective tax rate was (22.8)% compared to 22.8% in the prior-year period which was largely impacted by the non-deductible goodwill impairments mentioned above. The adjusted effective tax rate was 22.9% compared to 24.0% in the prior-year period.

In the quarter, the Company paid a dividend of $0.3125 per share. The Company's first dividend at the increased rate of $0.33 per share was paid shortly following quarter-end.

CONAGRA BRANDS

Outlook

The Company is reaffirming guidance provided on its fourth quarter fiscal 2022 earnings call and as detailed below. For the second quarter of fiscal 2023, the Company has planned for continued supply chain inefficiency tied to the dynamic operating environment and some incremental volume weakness tied to the new inflation-driven pricing that went into effect early in the quarter. Gross inflation (input cost inflation before the impacts of hedging and other sourcing benefits) is expected to continue but moderate through the remainder of the fiscal year, resulting in low-teen levels, and commodity relief is expected to be weighted towards the back half of the fiscal year. Despite a strong early performance from its joint venture, Ardent Mills, the Company is not planning for elevated performance to continue throughout the remainder of the fiscal year due to the volatile nature of the business.

The company's fiscal 2023 guidance remains as follows:

●	Organic net sales growth is expected to be 4% to 5% compared to fiscal 2022
●	Adjusted operating margin is expected to be approximately 15%
●	Adjusted diluted EPS growth is expected to be 1% to 5% compared to fiscal 2022
●	Capital expenditures of approximately $500M
●	Interest expense of approximately $410M
●	Effective tax rate of approximately 24%
●	Pension income of approximately $25M

The inability to predict the amount and timing of the impacts of foreign exchange, acquisitions, divestitures, and other items impacting comparability makes a detailed reconciliation of forward-looking non-GAAP financial measures impracticable. Please see the end of this release for more information.

Items Affecting Comparability of EPS

The following are included in the $0.16 loss per share for the first quarter of fiscal 2023 (EPS amounts are rounded and after tax).  Please see the reconciliation schedules at the end of this release for additional details.

●	Approximately $0.01 per diluted share of net expense related to restructuring plans
●	Approximately $0.04 per diluted share of net expense related to impairment on businesses held for sale
●	Approximately $0.68 per diluted share of net expense related to goodwill and brand impairment charges

The following are included in the $0.49 EPS for the first quarter of fiscal 2022 (EPS amounts are rounded and after tax).  Please see the reconciliation schedules at the end of this release for additional details.

●	Approximately $0.02 per diluted share of net expense related to restructuring plans
●	Approximately $0.01 per diluted share of net benefit related to corporate hedging derivative gains
●	Approximately $0.01 per diluted share of net benefit related to unusual tax items
●	Approximately $0.01 per diluted share of net expense related to rounding

Definitions

Organic net sales excludes, from reported net sales, the impacts of foreign exchange, divested businesses and acquisitions, as well as the impact of any 53rd week. All references to changes in volume and price/mix throughout this release are on an organic net sales basis.

References to adjusted items throughout this release refer to measures computed in accordance with GAAP less the impact of items impacting comparability. Items impacting comparability are income or expenses (and related tax impacts) that management believes have had, or are likely to have, a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, and are not indicative of the company’s core operating results. These items thus affect the comparability of underlying results from period to period.

References to earnings before interest, taxes, depreciation, and amortization (EBITDA) refer to net income attributable to Conagra Brands before the impacts of discontinued operations, income tax expense (benefit), interest expense, depreciation, and amortization. References to adjusted EBITDA refer to EBITDA before the impacts of items impacting comparability.

CONAGRA BRANDS

Please note that certain prior year amounts have been reclassified to conform with current year presentation

Discussion of Results

Conagra Brands will host a webcast and conference call at 9:30 a.m. Eastern time today to discuss the results. The live audio webcast and presentation slides will be available on www.conagrabrands.com/investor-relations under Events & Presentations. The conference call may be accessed by dialing 1-877-883-0383 for participants in the U.S. and 1-412-902-6506 for all other participants and using passcode 2011887. Please dial in 10 to 15 minutes prior to the call start time. Following the Company's remarks, the conference call will include a question-and-answer session with the investment community. A replay of the webcast will be available on www.conagrabrands.com/investor-relations under Events & Presentations until October 6, 2023.

About Conagra Brands

Conagra Brands, Inc. (NYSE: CAG), headquartered in Chicago, is one of North America's leading branded food companies. Guided by an entrepreneurial spirit, Conagra Brands combines a rich heritage of making great food with a sharpened focus on innovation. The company's portfolio is evolving to satisfy people's changing food preferences. Conagra's iconic brands, such as Birds Eye®, Marie Callender's®, Banquet®, Healthy Choice®, Slim Jim®, Reddi-wip®, and Vlasic®, as well as emerging brands, including Angie's® BOOMCHICKAPOP®, Duke's®, Earth Balance®, Gardein®, and Frontera®, offer choices for every occasion. For more information, visit www.conagrabrands.com.

Note on Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Readers of this document should understand that these statements are not guarantees of performance or results. Many factors could affect our actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this document. These risks, uncertainties, and factors include, among other things: the risk that the cost savings and any other synergies from the acquisition of Pinnacle Foods Inc. (the Pinnacle acquisition) may not be fully realized or may take longer to realize than expected; the risk that the Pinnacle acquisition may not be accretive within the expected timeframe or to the extent anticipated; the risks that the Pinnacle acquisition and related integration will create disruption to the Company and its management and impede the achievement of business plans; risks related to our ability to achieve the intended benefits of other recent acquisitions and divestitures; risks associated with general economic and industry conditions; risks associated with our ability to successfully execute our long-term value creation strategies; risks related to our ability to deleverage on currently anticipated timelines, and to continue to access capital on acceptable terms or at all; risks related to our ability to execute operating and restructuring plans and achieve targeted operating efficiencies from cost-saving initiatives, and to benefit from trade optimization programs; risks related to the effectiveness of our hedging activities and ability to respond to volatility in commodities; risks related to the Company's competitive environment and related market conditions; risks related to our ability to respond to changing consumer preferences and the success of our innovation and marketing investments; risks related to the ultimate impact of any product recalls and litigation, including litigation related to the lead paint and pigment matters, as well as any securities litigation, including securities class action lawsuits; risk associated with actions of governments and regulatory bodies that affect our businesses, including the ultimate impact of new or revised regulations or interpretations; risks related to the impact of the COVID-19 pandemic on our business, suppliers, consumers, customers and employees; risks related to our forecasts of consumer eat-at-home habits as the impacts of the COVID-19 pandemic abate; risks related to the availability and prices of supply chain resources, including raw materials, packaging, and transportation including any negative effects caused by changes in inflation rates, weather conditions, or health pandemics or outbreaks of disease, actual or threatened hostilities or war, or other geopolitical uncertainty; disruptions or inefficiencies in our supply chain and/or operations, including from the COVID-19 pandemic; risks related to disruptions in the global economy caused by the ongoing conflict between Russia and Ukraine; risks associated with actions by our customers, including changes in distribution and purchasing terms; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; risks related to a material failure in or breach of our or our vendors’ information technology systems; the amount and timing of future dividends, which remain subject to Board approval and depend on market and other conditions; risks related to the Company's ability to execute on its strategies or achieve expectations related to environmental, social, and governance matters, including as a result of evolving legal, regulatory, and other standards, processes, and assumptions, the pace of scientific and technological developments, increased costs, the availability of requisite financing, and changes in carbon markets, and other risks described in our reports filed from time to time

CONAGRA BRANDS

with the Securities and Exchange Commission. We caution readers not to place undue reliance on any forward-looking statements included in this document, which speak only as of the date of this document. We undertake no responsibility to update these statements, except as required by law.

Note on Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures, including adjusted EPS, organic net sales, adjusted gross profit, adjusted operating profit, adjusted SG&A, adjusted corporate expenses, adjusted gross margin, adjusted operating margin, adjusted effective tax rate, adjusted net income attributable to Conagra Brands, free cash flow, net debt, net leverage ratio, and adjusted EBITDA. Management considers GAAP financial measures as well as such non-GAAP financial information in its evaluation of the Company’s financial statements and believes these non-GAAP measures provide useful supplemental information to assess the Company’s operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, the Company’s diluted earnings per share, operating performance and financial measures as calculated in accordance with GAAP.

Certain of these non-GAAP measures, such as organic net sales, adjusted operating margin, and adjusted EPS, are forward-looking. Historically, the Company has excluded the impact of certain items impacting comparability, such as, but not limited to, restructuring expenses, the impact of the extinguishment of debt, the impact of foreign exchange, the impact of acquisitions and divestitures, hedging gains and losses, impairment charges, the impact of legacy legal contingencies, and the impact of unusual tax items, from the non-GAAP financial measures it presents. Reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The Company identifies these amounts as items that impact comparability within the discussion of unallocated Corporate results.

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Statements of Operations

(in millions)

(unaudited)

	FIRST QUARTER
	Thirteen Weeks Ended	Thirteen Weeks Ended
	August 28, 2022	August 29, 2021	Percent Change
Net sales	$2,904.3	$2,653.3	9.5%
Costs and expenses:
Cost of goods sold	2,184.0	1,979.9	10.3%
Selling, general and administrative expenses	741.6	310.1	139.1%
Pension and postretirement non-service income	(6.1)	(16.1)	(62.2)%
Interest expense, net	97.1	94.2	3.0%
Income (loss) before income taxes and equity method investment earnings	(112.3)	285.2	N/A
Income tax expense	14.4	69.7	(79.3)%
Equity method investment earnings	49.2	20.2	143.1%
Net income (loss)	$(77.5)	$235.7	N/A
Less: Net income attributable to noncontrolling interests	—	0.3	(105.2)%
Net income (loss) attributable to Conagra Brands, Inc.	$(77.5)	$235.4	N/A

Earnings (loss) per share - basic
Net income (loss) attributable to Conagra Brands, Inc.	$(0.16)	$0.49	N/A
Weighted average shares outstanding	480.6	480.4	0.0%

Earnings (loss) per share - diluted
Net income (loss) attributable to Conagra Brands, Inc.	$(0.16)	$0.49	N/A
Weighted average share and share equivalents outstanding	480.6	482.3	(0.4)%

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Balance Sheets

(in millions)

(unaudited)

	August 28, 2022	May 29, 2022
ASSETS
Current assets
Cash and cash equivalents	$67.4	$83.3
Receivables, less allowance for doubtful accounts of $3.7 and $3.9	788.6	867.4
Inventories	2,229.4	1,939.7
Prepaid expenses and other current assets	121.4	116.3
Current assets held for sale	27.0	27.0
Total current assets	3,233.8	3,033.7
Property, plant and equipment, net	2,704.6	2,713.9
Goodwill	11,183.6	11,329.2
Brands, trademarks and other intangibles, net	3,593.2	3,853.1
Other assets	1,498.9	1,473.3
Noncurrent assets held for sale	5.4	31.9
	$22,219.5	$22,435.1
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable	$253.4	$184.3
Current installments of long-term debt	1,204.7	707.3
Accounts payable	1,851.3	1,864.6
Accrued payroll	105.2	151.7
Other accrued liabilities	744.0	609.2
Current liabilities held for sale	1.7	1.7
Total current liabilities	4,160.3	3,518.8
Senior long-term debt, excluding current installments	7,584.1	8,088.2
Other noncurrent liabilities	1,896.0	1,963.5
Noncurrent liabilities held for sale	2.4	2.4
Total stockholders' equity	8,576.7	8,862.2
	$22,219.5	$22,435.1

CONAGRA BRANDS

Conagra Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	August 28, 2022	August 29, 2021
Cash flows from operating activities:
Net income (loss)	$(77.5)	$235.7
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	93.0	96.5
Asset impairment charges	412.8	0.7
Equity method investment earnings in excess of distributions	(27.8)	(7.4)
Stock-settled share-based payments expense	23.0	2.6
Contributions to pension plans	(3.0)	(2.9)
Pension benefit	(3.5)	(12.4)
Other items	(2.4)	1.4
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Receivables	78.7	(40.5)
Inventories	(289.7)	(220.7)
Deferred income taxes and income taxes payable, net	3.8	57.6
Prepaid expenses and other current assets	(17.4)	(19.8)
Accounts payable	39.4	64.8
Accrued payroll	(46.4)	(69.5)
Other accrued liabilities	80.7	53.7
Net cash flows from operating activities	263.7	139.8
Cash flows from investing activities:
Additions to property, plant and equipment	(125.4)	(154.9)
Sale of property, plant and equipment	2.0	1.9
Purchase of marketable securities	(0.5)	(1.9)
Sale of marketable securities	0.5	—
Net cash flows from investing activities	(123.4)	(154.9)
Cash flows from financing activities:
Issuances of commercial paper, maturities greater than 90 days	—	249.8
Net (repayment) issuance of other short-term borrowings	69.1	(498.6)
Issuance of long-term debt	—	499.1
Repayment of long-term debt	(10.7)	(23.7)
Debt issuance costs	(4.0)	(1.9)
Repurchase of Conagra Brands, Inc. common shares	(50.0)	(50.0)
Payment of intangible asset financing arrangement	—	(12.6)
Cash dividends paid	(150.0)	(132.1)
Exercise of stock options and issuance of other stock awards, including tax withholdings	(8.3)	(17.6)
Other items	(0.5)	(6.9)
Net cash flows from financing activities	(154.4)	5.5
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(1.8)	(2.6)
Net change in cash and cash equivalents and restricted cash	(15.9)	(12.2)
Cash and cash equivalents and restricted cash at beginning of period	83.3	80.2
Cash and cash equivalents and restricted cash at end of period	$67.4	$68.0

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q1 FY23	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,188.3	$1,207.6	$233.5	$274.9	$2,904.3
Impact of foreign exchange	—	—	5.5	—	5.5
Organic Net Sales	$1,188.3	$1,207.6	$239.0	$274.9	$2,909.8

Year-over-year change - Net Sales	10.5%	9.6%	(1.3)%	14.6%	9.5%
Impact of foreign exchange (pp)	—	—	2.3	—	0.2
Organic Net Sales	10.5%	9.6%	1.0%	14.6%	9.7%

Volume (Organic)	(6.1)%	(2.5)%	(7.4)%	(4.2)%	(4.6)%
Price/Mix	16.6%	12.1%	8.4%	18.8%	14.3%

Q1 FY22	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,075.1	$1,101.8	$236.6	$239.8	$2,653.3
Net sales from divested businesses	—	—	—	—	—
Organic Net Sales	$1,075.1	$1,101.8	$236.6	$239.8	$2,653.3

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q1 FY23	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Corporate Expense	Total Conagra Brands
Operating Profit (loss)	$250.4	$(216.3)	$26.9	$1.2	$(83.5)	$(21.3)
Restructuring plans	0.3	0.6	(0.1)	—	4.1	4.9
Impairment on business held for sale	0.5	5.7	—	20.5	—	26.7
Acquisitions and divestitures	—	—	—	—	0.1	0.1
Goodwill and brand impairment charges	—	385.7	—	—	—	385.7
Municipal water break costs	2.6	—	—	—	—	2.6
Corporate hedging derivative losses (gains)	—	—	—	—	(0.5)	(0.5)
Adjusted Operating Profit	$253.8	$175.7	$26.8	$21.7	$(79.8)	$398.2

Operating Profit Margin	21.1%	N/A	11.5%	0.4%		(0.7)%
Adjusted Operating Profit Margin	21.4%	14.5%	11.5%	7.9%		13.7%
Year-over-year % change - Operating Profit	16.0%	N/A	(21.2)%	(94.1)%	29.3%	N/A
Year-over year % change - Adjusted Operating Profit	15.4%	8.0%	(21.4)%	5.5%	27.9%	6.2%
Year-over-year bps change - Operating Profit	99 bps	N/A	(290) bps	(804) bps		N/A
Year-over-year bps change - Adjusted Operating Profit	90 bps	(21) bps	(294) bps	(69) bps		(42) bps

Q1 FY22	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Corporate Expense	Total Conagra Brands
Operating Profit	$215.9	$157.6	$34.1	$20.3	$(64.6)	$363.3
Restructuring plans	4.1	5.0	—	0.3	6.4	15.8
Acquisitions and divestitures	—	—	—	—	1.0	1.0
Corporate hedging derivative losses (gains)	—	—	—	—	(5.2)	(5.2)
Adjusted Operating Profit	$220.0	$162.6	$34.1	$20.6	$(62.4)	$374.9

Operating Profit Margin	20.1%	14.3%	14.4%	8.5%		13.7%
Adjusted Operating Profit Margin	20.5%	14.8%	14.4%	8.6%		14.1%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q1 FY23	Gross profit	Selling, general and administrative expenses	Operating profit (loss) [1]	Income (loss) before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income (loss) attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders[3]
Reported	$720.3	$741.6	$(21.3)	$(112.3)	$14.4	(22.8)%	$(77.5)	$(0.16)
% of Net Sales	24.8%	25.5%	-0.7%
Restructuring plans	0.2	4.7	4.9	4.9	1.2		3.7	0.01
Acquisitions and divestitures	—	0.1	0.1	0.1	—		0.1	—
Corporate hedging derivative losses (gains)	(0.5)	—	(0.5)	(0.5)	(0.1)		(0.4)	—
Advertising and promotion expenses [2]	—	61.9	—	—	—		—	—
Municipal water break costs	2.6	—	2.6	2.6	0.6		2.0	—
Impairment of business held for sale	—	26.7	26.7	26.7	6.6		20.1	0.04
Goodwill and brand impairment charges	—	385.7	385.7	385.7	58.9		326.8	0.68
Adjusted	$722.6	$262.5	$398.2	$307.2	$81.6	22.9%	$274.8	$0.57
% of Net Sales	24.9%	9.0%	13.7%
Year-over-year % of net sales change - reported	(58) bps	1385 bps	N/A
Year-over-year % of net sales change - adjusted	(54) bps	8 bps	(42) bps

Year-over-year change - reported	7.0%	139.1%	N/A	N/A	(79.3)%		N/A	N/A
Year-over-year change - adjusted	7.1%	10.5%	6.2%	3.5%	7.1%		14.2%	14.0%

Q1 FY22	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$673.4	$310.1	$363.3	$285.2	$69.7	22.8%	$235.4	$0.49
% of Net Sales	25.4%	11.7%	13.7%
Restructuring plans	6.4	9.4	15.8	15.8	3.9		11.9	0.02
Acquisitions and divestitures	—	1.0	1.0	1.0	0.3		0.7	—
Corporate hedging derivative losses (gains)	(5.2)	—	(5.2)	(5.2)	(1.3)		(3.9)	(0.01)
Advertising and promotion expenses [2]	—	62.2	—	—	—		—	—
Unusual tax items	—	—	—	—	3.6		(3.6)	(0.01)
Rounding	—	—	—	—	—		—	0.01
Adjusted	$674.6	$237.5	$374.9	$296.8	$76.2	24.0%	$240.5	$0.50
% of Net Sales	25.4%	9.0%	14.1%

1 Operating profit is derived from taking Income from continuing operations before income taxes and equity method investment earnings, adding back Interest expense, net and removing Pension and postretirement non-service income.

2 Advertising and promotion expense (A&P) has been removed from adjusted selling, general and administrative expense because this metric is used in reporting to management, and management believes this adjusted measure provides useful supplemental information to assess the Company’s operating performance.  Please note that A&P is not removed from adjusted profit measures.

3 In Q1 FY23, we reported a GAAP net loss. In periods when we recognize a net loss, we exclude the impact of outstanding stock awards from the diluted loss per share calculation, as their inclusion would have an anti-dilutive effect. The adjusted diluted earnings per share calculation includes the impact of outstanding stock awards.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

	August 28, 2022	August 29, 2021	% Change
Net cash flows from operating activities	$263.7	$139.8	88.6%
Additions to property, plant and equipment	(125.4)	(154.9)	(19.0)%
Free cash flow	$138.3	$(15.1)	N/A

	Q1 FY23	Q1 FY22
Notes payable	$253.4	$458.6
Current installments of long-term debt	1,204.7	21.9
Senior long-term debt, excluding current installments	7,584.1	8,779.6
Total Debt	$9,042.2	$9,260.1
Less: Cash	67.4	67.0
Net Debt	$8,974.8	$9,193.1

Q1 FY23 LTM[2]
Net Debt	$8,974.8

Net income attributable to Conagra Brands, Inc.	$575.3
Add Back: Income tax expense	235.2
Income tax expense attributable to noncontrolling interests	0.1
Interest expense, net	382.8
Depreciation	312.7
Amortization	59.2
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$1,565.3
Restructuring plans [1]	30.2
Acquisitions and divestitures	1.5
Consulting fees on tax matters	2.8
Corporate hedging derivative gains	0.3
Impairment of businesses held for sale	96.8
Proceeds received from the sale of a legacy investment	(3.3)
Legal matters	(19.6)
Environmental matters	(6.5)
Fire related costs	11.3
Goodwill and brand impairment charges	592.7
Municipal water break costs	2.6
Adjusted EBITDA	$2,274.1

Net Debt to Adjusted EBITDA	3.9

1 Excludes comparability items related to depreciation.

2 Last twelve months

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

	Q1 FY23	Q1 FY22	% Change
Net income (loss) attributable to Conagra Brands, Inc.	$(77.5)	$235.4	N/A
Add Back: Income tax expense	14.4	69.7
Income tax expense attributable to noncontrolling interests	—	(0.1)
Interest expense, net	97.1	94.2
Depreciation	78.2	81.6
Amortization	14.8	14.9
Earnings before interest, taxes, depreciation, and amortization	$127.0	$495.7	(74.4)%
Restructuring plans [1]	4.9	9.5
Acquisitions and divestitures	0.1	1.0
Corporate hedging derivative losses (gains)	(0.5)	(5.2)
Municipal water break costs	2.6	—
Impairment of businesses held for sale	26.7	—
Goodwill and brand impairment charges	385.7	—
Adjusted Earnings before interest, taxes, depreciation, and amortization	$546.5	$501.0	9.1%

1 Excludes comparability items related to depreciation.